Exhibit 99.1

V

Diodes Incorporated Updates Fourth Quarter 2014 Guidance;

Narrows Revenue Range and Maintains Gross Profit Margin

Plano, Texas – December 10, 2014 – Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today provided updated guidance for the fourth quarter ending December 31, 2014.

The Company is narrowing its revenue range and currently expects fourth quarter revenue to range between $220 million and $228 million, or down 6 percent to 2 percent sequentially, compared to its original guidance of between $217 million and $231 million, or down 7 to 1 percent sequentially.  Diodes is maintaining its guidance for gross profit margin to be 31.6 percent, plus or minus 2 percent, operating expenses to be approximately 22.2 percent of revenue, plus or minus 1 percent, income tax rate to be 25 percent, plus or minus 3 percent, and shares used to calculate GAAP earnings per share to be approximately 49.0 million.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor's SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes' products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters, logistics center, and Americas' sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with four manufacturing facilities located in Shanghai, China, and two joint venture facilities located in Chengdu, China, as well as manufacturing facilities located in Neuhaus and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Fort Worth, Texas; Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; Suwon, South Korea; Tokyo, Japan; and Munich, Germany, with support offices throughout the world. For further information, including SEC filings, visit Diodes’ website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such statements include statements regarding the expectation that: Diodes Incorporated updates fourth quarter 2014 guidance; narrows revenue range and maintains gross profit margin; the Company is narrowing its revenue range and currently expects fourth quarter revenue to range between $220 million and $228 million, or down 6 percent to 2 percent sequentially, compared to its original guidance of between $217 million and $231 million, or down 7 to 1 percent sequentially; Diodes is maintaining its guidance for gross profit margin to be 31.6 percent, plus or minus 2 percent, operating expenses to be approximately 22.2 percent of revenue, plus or minus 1 percent, income tax rate to be 25 percent, plus or minus 3 percent and shares used to calculate GAAP earnings per share to be approximately 49.0 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk of unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information including the “Risk Factors,” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:
Laura Mehrl
Director, Investor Relations
P: 972-987-3959
E: laura_mehrl@diodes.com

Investor Relations Contact:
Shelton Group
Leanne Sievers
EVP, Investor Relations
P: 949-224-3874
E: lsievers@sheltongroup.com